SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               MARKEL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           [MARKEL CORPORATION LOGO]




                   Notice of Annual Meeting of Shareholders




TO THE SHAREHOLDERS OF MARKEL CORPORATION:

     Notice is hereby given that the 1998 Annual Meeting of Shareholders of Markel Corporation (the "Company") will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Tuesday, May 19, 1998, starting at 4:30 p.m.

     The purposes for which the meeting is being held are:

     1. To elect a Board of Directors consisting of eight persons to serve for the ensuing year;

     2. To ratify or reject the selection by the Board of Directors of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998; and

     3. To transact such other business as may properly come before the meeting.

     It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1997 is being mailed to you with this Notice and the Proxy Statement.

     You are cordially invited to attend the meeting.





                                        By Order of the Board of Directors


                                        Leslie A. Grandis
                                        Secretary

March 27, 1998

                           [MARKEL CORPORATION LOGO]


                                 4551 Cox Road
                          Glen Allen, Virginia 23060
                               ----------------
                                PROXY STATEMENT
                        Annual Meeting of Shareholders
                            to be held May 19, 1998
                               ----------------
     The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held May 19, 1998, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 27, 1998. The Board of Directors has fixed the close of business on March 20, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, no par value (the "Common Stock"), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 5,498,087 shares of Common Stock were outstanding and entitled to vote at the meeting.

     If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company reserves the right to retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein, unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.




March 27, 1998

                             PRINCIPAL SHAREHOLDERS

     The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of January 31, 1998, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.



                                                               Amount and Nature of
                                                               Beneficial Ownership
                                                            --------------------------
                                                                Common
                           Name                                 Stock         Percent
---------------------------------------------------------   -------------   ----------
Anthony F. Markel .......................................    401,205 a          7.28%
 4551 Cox Road
   Glen Allen, VA 23060
Gary L. Markel ..........................................    357,499 b          6.50%
 9700 Ninth Street North
   St. Petersburg, FL 33702
Steven A. Markel ........................................    493,488 c          8.95%
 4551 Cox Road
   Glen Allen, VA 23060
Alan I. Kirshner ........................................    146,843 d          2.66%
Leslie A. Grandis .......................................     19,198 e             *
Stewart M. Kasen ........................................     12,576 f             *
Darrell D. Martin .......................................     65,197 g          1.18%
V. Prem Watsa ...........................................      6,000 h              *
All directors and executive officers as a group .........  1,501,856 i         26.94%
Oak Value Capital Management, Inc. ......................    316,585 j          5.76%
 3100 Tower Boulevard, Suite 800
   Durham, NC 27707


----------
     * Less than 1% of class.

     a Includes 15,675 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1998. Includes 57,483 shares held in a Grantor Retained Annuity Trust for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 1,670 shares held as trustee for the benefit of Mr. Anthony F. Markel's children. Includes 150 shares held as co-trustee with Gary Markel under a trust created under the will of their father. Excludes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.


     b Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1998. Excludes 20,345 shares held as co-trustee with Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 351,649 shares held by the Markel Family Limited Partnership, Bank of America Plaza, Suite 1100, South Fourth Street, Las Vegas, Nevada 89101. Gary Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 150 shares held as co-trustee with Anthony Markel under a trust created under the will of their father.

     c Includes 15,675 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1998. Excludes 91,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust as to which he disclaims beneficial ownership. Excludes 25,000 shares held as co-trustee for the benefit of Mr. Kirshner's children as to which he disclaims beneficial ownership. Excludes 20,345 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 3,040 shares owned by Mr. Steven A. Markel's children.

     d Includes 18,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1998. Excludes 192 shares held by Mr. Kirshner's wife as to which he disclaims beneficial ownership.

     e Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1998. Excludes 400 shares held by Mr. Grandis' wife and 600 shares held by Mr. Grandis' children as to which shares he disclaims beneficial ownership.

     f Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1998.

     g Includes 4,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of January 31, 1998. Excludes 3,500 shares held by Mr. Martin's wife and 500 shares held by Mr. Martin's child as to which shares he disclaims beneficial ownership.

     h Includes 6,000 shares represented by options granted under the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1998.

     i Includes 77,350 shares represented by options granted under the Company's 1986 Stock Option Plan and the Company's Stock Option Plan for Non-Employee Directors which may be exercised within sixty days of January 31, 1998. Excludes 148,263 shares as to which beneficial ownership is disclaimed.

     j According to a report on Schedule 13G filed by Oak Value Capital Managment, Inc., on February 5, 1997.


                             ELECTION OF DIRECTORS

Nominees

     A board of eight directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company's Board of Directors presently consists of the eight directors who are named below as nominees, all of whom were elected at the last annual meeting of shareholders.

     Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table on the following page with respect to his age as of January 31, 1998 and his principal occupation or employment.

     It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

     Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.



                           Name, Age, Positions with the Company
                             or Principal Occupation for Past                                 Director
                             Five Years, and Other Information                                 Since
------------------------------------------------------------------------------------------   ---------
Alan I. Kirshner, 62                                                                         1978
 Chairman of the Board of Directors and Chief Executive Officer since September 1986.
 President from 1979 to March 1992.

Anthony F. Markel, 55                                                                        1978
 President and Chief Operating Officer since March 1992. Executive Vice President from
 1979 to March 1992. Director of Open Plan Systems, Inc.

Steven A. Markel, 49                                                                         1978
 Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive
 Vice President from October 1986 to March 1992. Director of Fairfax Financial Holdings
 Limited; Lindsey Morden Group Inc.; S&K Famous Brands, Inc.

Darrell D. Martin, 49                                                                        1991
 Executive Vice President and Chief Financial Officer since March 1992. Chief Financial
 Officer since 1988.

Leslie A. Grandis, 53                                                                        1987
 Secretary since February 1989. Partner, McGuire, Woods, Battle & Boothe LLP, Richmond,
 Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust,
 Inc.; CSX Trade Receivables Corporation.

Stewart M. Kasen, 58                                                                         1987
 Private Investor; Chairman from January 1994 and President and Chief Executive Officer,
 Best Products Co., Inc., Richmond, Virginia from June 1991 to April 1996; Chairman and
 Director of Factory Card Outlet Corp.; Director of O'Sullivan Industries Holdings, Inc.;
 The Bibb Co., K2, Inc.; and Elder-Beerman Stores Corp. Best Products Co., Inc. filed a petition in bankruptcy on September 24, 1996.

Gary L. Markel, 51                                                                           1978
 President, Gary Markel & Associates, Inc., Tampa, Florida, an independent insurance agency since December 1984. President, Gary Markel Safety Services, Inc., an independent loss control service company since May 1985. President, Gary Markel Surplus Lines
 Brokerage, Inc.

V. Prem Watsa, 47                                                                            1987
 Partner, Hamblin, Watsa Investment Counsel Limited, Toronto, Canada, investment advisors, since September 1984. Chairman and Chief Executive Officer, Fairfax Financial
 Holdings Limited, Toronto, Canada, since September 1985. Director of Fairfax Financial
 Holdings Limited; Lindsey Morden Group Inc.; FCA International.


Committees of the Board of Directors

     The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

     Messrs. Kasen and Watsa are members of the Audit Committee of which Mr. Watsa is Chairman. The Audit Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be engaged by the Company; reviewing with the Company's independent auditors the scope and results of their audits and their independence with respect thereto; reviewing with the independent auditors and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls.

     During 1997 the Board of Directors held four regular meetings. There were two meetings of the Audit Committee and one meeting of the Compensation Committee during 1997.


Compensation of Directors

     Each non-employee director received for services as a director during 1997 an annual fee of $10,000, plus $1,250 for each regular director's meeting attended and reimbursement of expenses incurred in connection with attending meetings. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company's Employee Stock Purchase and Bonus Plan (the "Stock Plan"). Under this plan amounts specified by a director are withheld from a director's fees and forwarded to an independent administrator who purchases shares of the Company's Common Stock on behalf of the director participant. In addition the Company provides a " bonus" of one share for every ten share (20 share if a Company loan is made) net increase in shares owned under the plan in a calendar year. During 1997 the Company offered loans to all employees to facilitate the purchase of shares under this Plan. Non-employee directors were also eligible to participate and Messrs. Kasen and Grandis availed themselves of this opportunity. See "Certain Transactions."


Non-Employee Director Stock Option Plan

     The Company maintains a Stock Option Plan for Non-Employee Directors (the "Directors Plan") which provides for one-time automatic awards to existing and future directors (who are not employees of the Company) of options to purchase 6,000 shares of the Company's Common Stock. The purpose of the Directors Plan is to attract and retain the services of experienced and qualified outside directors of the Company who are not eligible to participate in the Company's employee benefit plans in a way that enhances the identification of directors' interests with those of the shareholders. The grantees of options under the Directors Plan are not entitled to receive option grants under the Company's 1986 Stock Option Plan. Presently, four persons are eligible to participate in the Directors Plan. No options were granted pursuant to the Directors Plan during the fiscal year ended December 31, 1997.


Family Relationships

     Anthony Markel and Gary Markel are brothers, and Steven Markel is their first cousin.

                             EXECUTIVE COMPENSATION

     The following table provides compensation information for the Company's Chief Executive Officer and all other executive officers.


                           SUMMARY COMPENSATION TABLE



      Name and
                                 Annual Compensation(1)
     Principal                 --------------------------         All Other
      Position         Year     Salary ($)     Bonus ($)     Compensation ($)(2)
-------------------   ------   ------------   -----------   --------------------
Alan I. Kirshner      1997       $335,038      $341,000           $119,972
Chairman and          1996       $310,000      $248,000           $107,153
CEO                   1995       $310,000      $558,000           $ 99,963

Anthony F. Markel     1997       $335,038      $341,000           $ 83,949
President             1996       $310,000      $248,000           $ 75,135
and COO               1995       $310,000      $558,000           $ 70,403

Steven A. Markel      1997       $335,038      $341,000           $ 65,918
Vice Chairman         1996       $310,000      $248,000           $ 59,155
                      1995       $310,000      $558,000           $ 55,650

Darrell D. Martin     1997       $244,423      $250,000           $ 40,913
Executive Vice        1996       $221,000      $176,800           $ 36,610
President & CFO       1995       $221,000      $397,800           $ 36,684

----------
     (1) In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of executive officers or directors. This table also excludes the value of perquisites because they do not exceed the lesser of $50,000 or 10% of salary and bonus for any executive officer.

     (2) Amounts shown in this column represent the Company's contributions under the Company's Retirement Savings (401k) Plan in the amount of $14,400 for each executive. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $105,572 for Mr. Kirshner, $69,549 for Anthony Markel and $51,518 for Steven Markel pursuant to Employment Agreements which provide for supplemental retirement benefits and earnings thereon. Includes for Mr. Martin $8,383 representing the value of bonus shares awarded pursuant to the Company's 1997 loan program and the Company Employee Stock Purchase and Bonus plan. Also includes for Mr. Martin $18,130, representing the difference between the interest rate charged on the loan made to Mr. Martin under the 1995 and 1997 Loan Program (See "Certain Transactions" below) and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). In accordance with applicable rules the information in this footnote relates only to 1997.

Compensation Committee Report on Executive Compensation

     Messrs. Kasen, Gary Markel and Watsa are members of the Compensation Committee of which Mr. Kasen is Chairman. The Compensation Committee has responsibility for establishing and reviewing the compensation of executive officers, administering the 1986 Stock Option Plan and administering the 1993 Incentive Stock Plan.

     The Company's compensation packages for its executive officers for 1997 consisted of base salary, annual performance based bonuses and contributions to retirement plans.

     In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company's compensation structure. Effective as of March 3, 1997, annual base salaries were set at $341,000 for each of Messrs. Kirshner, Anthony Markel and Steven Markel and $250,000 for Mr. Martin. In establishing salaries, including Mr. Kirshner's salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company's operating performance.

     In addition to base salary, the Company has approved a bonus plan for executives in which cash bonuses are paid based on increases in the book value of the Company's Common Stock (the "Executive Bonus Plan"). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices.


                       Bonus Plan for Executive Officers

     Under the Executive Bonus Plan, executive bonuses, expressed as a percentage of base salary, are awarded based on a five year average of the compound growth in book value per share of Common Stock and Common Stock equivalents. Growth in book value for these purposes excludes, in the year of an applicable transaction, the impact of the issuance or redemption of capital shares and is adjusted for changes in accounting principles which affect shareholders' equity.

     The table below shows the level of bonus which will be paid under the Executive Bonus Plan for 1998 if goals for increased book value are met. The Committee will also retain discretionary authority to award bonuses outside the Plan to reward superior performance as determined by the Committee.



 Five year average
  compound growth
   in book value                  Bonus as % of
     per share                     Base Salary
------------------   ---------------------------------------
        15%                             0%
        16%                            10%
        17%                            20%
        18%                            30%
        19%                            40%
        20%                            50%
        21%                            60%
        22%                            70%
        23%                            80%
        24%                            90%
        25%                           100%
        26%+                      Discretionary

     The five year average compound growth in adjusted book value per share for 1997 was 25% and accordingly a bonus of 100% of base salary was earned under the Plan. Amounts paid in 1998 as bonus for 1997 are included in the Summary Compensation Table.

     The Committee has not historically made annual stock option grants to executive officers, but instead has attempted to equalize grants to persons holding similar positions of responsibility within the Company and has made grants from time to time to attract new officers.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the compensation paid to any executive officer during the fiscal year ending December 31, 1998 will exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to avoid loss of tax deductions in future years as long as doing so is consistent with the Committee's objectives for management compensation.


                             Compensation Committee

                Stewart M. Kasen, Gary L. Markel, V. Prem Watsa

Performance Graph

     The following graph compares the cumulative total return (based on share price) on the Company's Common Stock with the cumulative total return of companies included in the S&P 500 Index, the NASDAQ US Companies Index and the Dow Jones Property and Casualty Insurance Companies Index.


               Comparison of Five Year Cumulative Total Returns*
               -------------------------------------------------


                                    [GRAPH]

                                                1992           1993           1994           1995           1996           1997
MARKEL Corporaton                               100             126            133            242            288           500
NASDAQ Stock Market-US                          100             115            112            159            195           240
Dow Jones Property & Casualty Insurance         100             101            106            150            180           264
S&P 500                                         100             110            112            153            189           252

*$100 invested on 12/31/92 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.


     During 1997 the Company's common stock began trading on the New York Stock Exchange. In the future the Company will use the S&P 500 Index rather than the NASDAQ Stock Market-US Index as a broad market index for purposes of this graph.

Employment Agreements

     The Company has entered into employment agreements with Mr. Kirshner and Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive's employment without cause. The agreements provide for a base annual salary, currently $341,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company's proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive's death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company's obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors and certain additional benefits.

     The employment agreements also provide each executive with a supplemental retirement benefit pursuant to which the Company will set aside annually an amount equal to between 8% and 16% of the executive's base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The supplemental retirement benefit is payable to the executive on the earliest of termination of the employment agreement, retirement or death. Amounts accrued for the year ended December 31, 1997 are included in the Summary Compensation Table in the All Other Compensation column.

     The Company has entered into a similar employment agreement with Mr. Martin at a current base annual salary of $250,000. The agreement with Mr. Martin does not provide for salary continuation in the event of termination due to death or for supplemental retirement benefits.


Certain Transactions

 1997 Loan Program

     During 1997 the Company offered a loan program to all employees and non-employee directors to facilitate the purchase of shares of the Company's Common Stock (the "1997 Loan Program"). As part of the program the Company offered to refinance similar loans the Company had made under its 1995 Loan Program. Mr. Martin participated in the 1997 Program and purchased 1,134 additional shares of the Company's Common Stock and borrowed an additional $165,458 from the Company. Mr. Martin also refinanced his outstanding 1995 Loan Program loan. The largest aggregate amount outstanding during 1997 on the total of Mr. Martin's loans was $741,198. The Company also purchased and awarded bonus shares at the rate of one bonus share for every 20 new shares purchased in connection with the 1997 Loan Program. Mr. Martin received 57 bonus shares with an approximate value of $8,273 pursuant to this Plan feature. The value of the bonus shares awarded to Mr. Martin is included in the "All Other Compensation" column of the Summary Compensation Table.

     Messrs. Kasen and Grandis, non-employee directors, also participated in the 1997 Loan Program, each borrowing a total of $500,000 and each purchasing 3,427 shares. In accordance with the Plan each of Messrs. Kasen and Grandis also received 171 bonus shares with an approximate value at the time of award of $25,000. The largest aggregate amount of principal and interest outstanding during 1997 on each of Messrs. Kasen's and Grandis' loan was $502,507.

     All loans made under the 1997 Loan Program (including the portion that was refinanced) bear interest at 3% through March 31, 2001 and bear interest at a fixed rate determined by reference to the then Prime Rate plus 1% from April 1, 2001 until March 31, 2008 at which time any remaining principal and interest will be due and payable. The unsecured loans are full recourse and are partially amortizing until March 31, 2001 at which time the payments are adjusted to fully amortize principal and interest by March 31, 2008. The loan may be prepaid at any time, must be repaid in the event of an employee's termination, or in the event a non-employee director ceases to be a director and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the loan program (including bonus shares awarded in connection with the program) without the Company's prior consent.

     In order to acquire the number of shares requested by participants in the 1997 Loan Program and minimize disruptions to the market for the Company's Common Stock the Plan purchased 4,536 shares and 4,535 shares from Messrs. Anthony Markel and Steve Markel, respectively, at a price of $145.908 per share, the average price paid for all shares purchased under the 1997 Loan Program. This price was below the closing price of the Company's Common Stock on the date of purchase of $149.75 per share.


     Other Transactions

     During 1997 one of the Company's wholly owned subsidiaries entered into a long-term lease with Highwoods Properties Inc., ("Highwoods") a New York Stock Exchange listed real estate investment trust, to serve as an anchor tenant in a building to be constructed by Highwoods near the Company's corporate headquarters. The land for the new building was purchased by Highwoods for $1,050,000 from a limited liability company in which Alan Kirshner, Anthony Markel and Gary Markel owned membership interests. The Board of Directors of the Company, with Messrs. Kirshner, Anthony Markel and Gary Markel abstaining, approved the lease transaction as being favorable to, and in the best interest of, the Company and its subsidiaries.

     In December 1997 the Company purchased for approximately $160,000 a 1/8th interest in Dominion Citation Group, L.C. ("Dominion"), a limited liability company formed to own and operate a corporate aircraft. Steven Markel and Anthony Markel also purchased individually 1/8th interests in Dominion on the same terms as those afforded to the Company. Ownership interests in Dominion entitle the member to use of the corporate aircraft for a specified number of hours at rates more favorable than those generally available in the market.

     McGuire, Woods, Battle & Boothe LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.


Stock Plans for Employees

     The Company has in effect a 1986 Stock Option Plan which expired on November 3, 1996, and the 1993 Incentive Stock Plan. As of January 31, 1998, 97,500 shares were available for issuance to employees of the Company and its consolidated or unconsolidated subsidiaries under the 1993 Incentive Stock Plan. It is the Company's current policy to use option and other stock award plans sparingly. No options or other awards were granted to executive officers during 1997.

     The following table provides information, as of December 31, 1997, concerning options held by the individuals included in the Summary Compensation Table.


                Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values



                                                            Number of Securities              Value of Unexercised
                          Shares                           Underlying Unexercised                 In-the-Money
                         Acquired                           Options at FY-End (#)            Options at FY-End ($)2
                       on Exercise         Value       -------------------------------   ------------------------------
        Name               (#)         Realized ($)1    Exercisable     Unexercisable     Exercisable     Unexercisable
-------------------   -------------   --------------   -------------   ---------------   -------------   --------------
Alan I. Kirshner         --                --             18,000          --              2,497,140           --
Anthony F. Markel        --                --             13,350       4,650              1,500,221      506,036
Steven A. Markel      6,040           468,825             13,350       4,650              1,500,221      506,036
Darrell D. Martin       560            75,110             27,440       6,000              3,780,120      686,250

----------
1 Difference between fair market value and exercise price on date of exercise. 2 Difference between fair market value and exercise price at fiscal year end.

     No new options were granted to Executive Officers during 1997.


Compensation Committee Interlocks and Insider Participation

     As noted earlier, the Members of the Compensation Committee are Messrs. Kasen, Watsa and Gary Markel. Hamblin, Watsa Investment Counsel Limited ("Hamblin, Watsa"), an investment advisory firm in Toronto, Canada, of which V. Prem Watsa is a partner, provides investment advisory services to the Company and several of its subsidiaries. The investment advisory agreements may be terminated by either party on thirty days' notice. Hamblin, Watsa was paid approximately $705,000 by the Company and its consolidated subsidiaries for services during 1997.

     As noted earlier, Mr. Kasen participated in the Company's 1997 Loan Program and as a result had indebtedness outstanding to the Company as of December 31, 1997 of $502,507. See "Certain Transactions -- 1997 Loan Program."


     Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of the Company. During 1997, the Company paid approximately $487,000 in commissions on premium volume placed by entities owned by Gary Markel.

     Steven A. Markel is a director of Fairfax Financial Holdings Limited ("Fairfax") and, as a member of such Board, participates in establishing the compensation of Mr. Watsa, who is an executive officer of Fairfax.

                             SELECTION OF AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been selected by the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from the shareholders. In the event the shareholders do not ratify the selection of KPMG Peat Marwick LLP the selection of other independent auditors will be considered by the Board of Directors.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.


                     SHAREHOLDER PROPOSALS FOR NEXT MEETING

     Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than December 8, 1998 in order for the proposal to be included in the Company's proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                                        By order of the Board of Directors


                                        Leslie A. Grandis
                                        Secretary


March 27, 1998

                              MARKEL CORPORATION
            Proxy Solicited on Behalf of the Board of Directors for
            Annual Meeting of Shareholders to Be Held May 19, 1998
  The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 27, 1998, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven
A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of the Common Stock of Markel Corporation, held of record by the undersigned on March 20, 1998, at the Annual Meeting of Shareholders to be held on May 19, 1998, and any adjournment thereof.
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
 ELECTION OF DIRECTORS                   WITHHOLD AUTHORITY
1. FOR all nominees listed (except as indicated to the contrary) [ ]

   to vote for all nominees listed [ ]

Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Darrell D. Martin,
                               Leslie A. Grandis,
              Stewart M. Kasen, Gary L. Markel and V. Prem Watsa.

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)

--------------------------------------------------------------------------------
2. To ratify or reject the selection by the Board of Directors of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998.

[ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                  (Please date and sign on the reverse side)

3. IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

  This proxy when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposals 1 and 2.

                                          Please sign your name(s) exactly as
                                        they appear hereon. If signer is a
                                        corporation, please sign the full
                                        corporate name by duly authorized
                                        officer. If an attorney, guardian,
                                        administrator, executor, or trustee,
                                        please give full title as such. If a
                                        partnership, sign in partnership name
                                        by authorized person.

                                        Date: ---------------------------, 1998


                                        -------------------------------------


                                        -------------------------------------
                                        Please complete, date, sign and return
                                        this proxy promptly in the accompanying
                                        envelope.